Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-295040 on Form N-2 of our report dated July 22, 2026, relating to the financial statements of CAZ GP Stakes Growth Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

July 27, 2026